UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2022

LUCID DIAGNOSTICS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40901	82-5488042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LUCD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2022, Lucid Diagnostics Inc. (the “Company”) entered into an employment agreement (an “Employment Agreement”) with each of Dr. Lishan Aklog, the Company’s Chairman and Chief Executive Officer, and Dennis M. McGrath, the Company’s Chief Financial Officer (each, an “Executive”).

Each Employment Agreement provides for an initial term that expires on March 15, 2025, which will automatically renew for additional one-year terms, unless either the Company or the Executive provides notice of non-renewal at least 60 days prior to the end of the then-current term. Dr. Aklog’s Employment Agreement provides for an annual base salary of $300,000 and an annual performance bonus of up to 100% of his base salary in the preceding fiscal year, upon meeting certain objectives as determined by the Company’s Board of Directors (the “Board”) or the compensation committee of the Board. Mr. McGrath’s Employment Agreement provides for an annual base salary of $225,000 and an annual performance bonus of up to 70% of his base salary in the preceding fiscal year, upon meeting certain objectives as determined by the Board or the compensation committee of the Board.

In accordance with the Employment Agreements, the Company granted each Executive a restricted stock award covering 60,000 shares of the Company’s common stock under the Company’s Second Amended and Restated 2018 Long-Term Incentive Plan. Each restricted stock award vests in a single installment three years after the date of grant, subject to acceleration in certain circumstances.

The Company may terminate an Executive’s employment with “cause” (as such term is defined in the Employment Agreements) or without cause upon 60 days’ notice (except that the Company must give 180 days’ notice to Dr. Aklog during the initial term of his Employment Agreement). Each Executive may terminate his employment with “good reason” (as such term is defined in the Employment Agreements) or without good reason upon 30 days’ notice to the Company. The definition of good reason in the employment agreement includes, among other things, any termination by the Executive within 60 days following a “change of control” (as such term is defined in the Employment Agreements). If an Executive’s employment is terminated by the Company without cause or by him with good reason, he is entitled to receive his base salary through the date of termination and for a period of 12 months thereafter (or for 24 months thereafter, in the event the termination occurs within 60 days following a change of control), a pro rata portion of his current year target bonus amount, all valid expense reimbursements, health insurance coverage for up to 12 months, and all accrued but unused vacation pay. If an Executive’s employment is terminated due to his death or disability, he is entitled to his base salary through the date of termination, a pro rata portion of any current year target bonus amount, all earned but unpaid prior year annual bonuses, all valid expense reimbursements, and all accrued but unused vacation pay. If an Executive’s employment is terminated by the Company with cause or by him without good reason, he will be entitled only to his base salary through the date of termination, all valid expense reimbursements and certain accrued but unused vacation pay.

Each Employment Agreement contains provisions protecting the Company’s confidential information and contains provisions restricting the Executive’s ability to compete with the Company during his employment and for a period of one year (or two years in the case of a change of control) thereafter. The non-compete provisions generally impose restrictions on (i) employment by, rendering services to, engaging in, or owning an interest in any competing business, (ii) employing or retaining employees or service providers of the Company and (iii) soliciting or accepting business from the Company’s customers or business partners for the benefit of a competing business, subject to certain conditions and limitations. Nothing in the Employment Agreements will preclude the Executives from serving as officers and directors of PAVmed Inc., the Company’s parent.

The foregoing description of the Employment Agreements is not complete and is qualified in its entirety by reference to full text of the Employment Agreements, copies of which are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Employment Agreement with Lishan Aklog, M.D.
10.2	Employment Agreement with Dennis M. McGrath
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2022

LUCID DIAGNOSTICS INC.

By:	/s/ Dennis M. McGrath
Dennis M. McGrath
Chief Financial Officer